UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 04, 2025

FIBROGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36740	77-0357827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Bay Street Suite 100 #6009
San Francisco, California		94133
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 978-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2025 annual meeting of stockholders of FibroGen, Inc. (“FibroGen” or the “Company”) held on June 4, 2025, the stockholders voted on the four proposals listed below. The proposals are described in detail in the Company’s definitive proxy statement for the 2025 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 25, 2025. The results of the matters voted upon at the meeting were:

(1)

The Class II director nominee, Jeffrey L. Edwards was elected to hold office until the Company’s 2028 annual meeting of stockholders. The director received 92.25% of the shares voting: 37,865,468 shares of Common Stock voted for, 0 against, 3,179,768 withheld, and 26,318,711 broker non-votes.

The term of office of Class I directors Thane Wettig, James A. Schoeneck, and Maykin Ho, Ph.D. continues until the Company’s 2027 annual meeting of stockholders.

(2)

The stockholders approved a proposed amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock in the range of 1-for-10 to 1-for-25 to enable the Company to comply with Nasdaq stock market’s continued listing requirements: 56,814,170 shares of Common Stock voted for, 10,105,586 against, and 444,191 abstaining.

(3)

The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2025 definitive proxy statement filed on April 25, 2025: 31,091,508 shares of Common Stock voted for, 8,989,137 against, 964,591 abstaining, and 26,318,711 broker non-votes.

(4)

The stockholders ratified the selection of PricewaterhouseCoopers LLP, by the Audit Committee of the FibroGen board of directors, as the independent registered public accounting firm of the Company for the year ending December 31, 2025: 63,850,073 shares of Common Stock voted for, 2,323,251 against, and 1,190,623 abstaining.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

Effective June 4, 2025, the Board of the Company, upon recommendation of the Nominating and Corporate Governance Committee, appointed Michael Kauffman, M.D., Ph.D. as a Class III director of the Company. Dr. Kauffman was appointed to the Audit Committee and Compensation Committee of the Board.

FibroGen is delighted to welcome Dr. Kauffman to the Board. Dr. Kauffman’s oncology expertise and strategic insight will bring a valuable perspective to the Company as FibroGen focuses on development of novel therapies at the frontiers of cancer biology and anemia.

Dr. Kauffman will hold office for the term expiring 2026. Dr. Kauffman will receive compensation as a non-employee director of the Company as approved by the Board under the Company’s Non-Employee Director Compensation Policy, as amended, provided that each of the directors’ annual option grants for 2025, approved by the Board and effective June 4, 2025, will be for 120,000 shares vesting quarterly over the next year, subject to their continued service.

Dr. Kauffman has entered into the Company’s standard Indemnity Agreement, effective June 4, 2025, a form of which is filed as Exhibit 10.27 with the Company’s registration statement on Form S-1, as amended, filed with the SEC on October 23, 2014.

A copy of the Company’s press release announcing the appointment of Dr. Kauffman to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Director Resignation

On June 4, 2025, Aoife Brennan, M.B., B.Ch. provided to the Board of Directors (the “Board”) notification of her resignation from the Board of FibroGen, effective June 4, 2025. Dr. Brennan’s resignation as director is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.

Dr. Brennan joined the Company in August 2020 and served in a number of capacities during her tenure with the Company, including as a member of the Audit Committee, and as a member of the Compensation Committee.

The Company is extremely grateful for Dr. Brennan’s valuable counsel and direction over the years, and wish her the best in her future endeavors.

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2025, FibroGen entered into the second amendment (“Second Amendment”) to the financing agreement, dated as of April 29, 2023 as amended (“Financing Agreement”) with investment funds managed by Morgan Stanley Tactical Value, as lenders (the “Lenders”) and Wilmington Trust National Association, as administrative agent for the Lenders (the “Administrative Agent”). The Second Amendment further reduces the minimum qualified cash balance required to be held in deposit accounts or securities accounts in the United States by the Company from $27 million to $22.5 million.

The foregoing description of the Second Amendment to the Financing Agreement is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Second Amendment to Financing Agreement by and among FibroGen, Inc., NHTV Fairview Holding LLC, NHTV II Fairview Holding LLC, MSTV Fund II ESC Fairview Holding LLC, and Wilmington Trust, National Association, dated as of June 5, 2025.

99.1	Press Release, dated June 9, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FibroGen, Inc.

Date:	June 9, 2025	By:	/s/ John Alden
John Alden General Counsel